AMENDMENT NO. 1 TO ADMINISTRATION AGREEMENT



Effective July 1, 2000, the Agreement dated December 30, 1996, between LIBERTY FUNDS TRUST I (formerly Colonial Trust I) (Trust) on behalf of STEIN ROE ADVISOR TAX-MANAGED GROWTH Fund (formerly Colonial Tax-Managed Growth Fund) (Fund) and COLONIAL MANAGEMENT ASSOCIATES, INC. (Administrator) is hereby amended to replace Section 3 in its entirety:

3. The Fund shall pay the Administrator monthly a fee at the annual rate of 0.25% of the average daily net assets of the Fund.

LIBERTY FUNDS TRUST I on behalf of
STEIN ROE ADVISOR TAX-MANAGED GROWTH Fund



By:/s/J. Kevin Connaughton
   J. Kevin Connaughton, Controller



COLONIAL MANAGEMENT ASSOCIATES, INC.



By:/s/Nancy L. Conlin
   Nancy L. Conlin, Senior Vice President


A copy of the document establishing the Trust is filed with the Secretary of The Commonwealth of Massachusetts. This Amendment is executed by officers not as individuals and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but only upon the assets of the Fund.